UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2015

Cardinal Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-11373	31-0958666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)
(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
(a)
On June 30, 2015, the board of directors of Cardinal Health, Inc. ("Cardinal Health") adopted an amendment and restatement of Cardinal Health's Restated Code of Regulations (the "Regulations"), effective immediately. The amendments are summarized below:

•
Article 1: Meetings of Shareholders. Section 1.2 was amended to clarify that the board of directors or a Cardinal Health officer sets the date, time and location of a special meeting of shareholders. In addition, the advanced notice procedures in Section 1.5 were amended to require that the shareholder notice of any business other than a director nomination, include the text of the proposal or resolution. Section 1.8 was amended to provide a non-exclusive list of rules of procedures for the chairman of the meeting when regulating the conduct of the meeting.

•
Article 2: Board of Directors. Amendments to this article clarify the persons, including the lead director, who may call and chair a meeting of the board of directors and specify the persons who may call meetings of committees. In addition, a new Section 2.16 was added regarding a declaration by the State of Ohio of an emergency.

•
Article 8: Forum for Adjudication of Disputes. A new Article 8 has been added to provide that, unless Cardinal Health consents in writing to the selection of an alternate forum, a state court located in Franklin County, Ohio (or if no state court in Franklin County, Ohio has jurisdiction, then the federal court for Franklin County, Ohio) will be the exclusive forum for derivative suits and certain other actions, including any action asserting a claim against Cardinal Health or any director, officer or other employee arising under Ohio corporation law, Cardinal Health's Articles of Incorporation or the Regulations.

In addition to the amendments described above, the Regulations reflect other technical, procedural, clarifying and conforming changes and deletions, and the removal of unnecessary detail where the provisions are addressed in the Ohio statute.
The foregoing description of the Regulations is qualified in its entirety by reference to the Regulations, which are filed as Exhibit 3.2 to this Form 8-K.
Item 9.01.    Financial Statements and Exhibits.
(d)  Exhibits.

3.2	Cardinal Health, Inc. Restated Code of Regulations

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)

Date: July 1, 2015	By:	/s/ Stephen T. Falk
Name: Stephen T. Falk
Title: Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

3.2	Cardinal Health, Inc. Restated Code of Regulations